UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

27001 Agoura Road, Suite 325
Calabasas Hills,
California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On March 9, 2005, Microsoft Licensing, GP (“Microsoft”) executed an Amendment to the Xbox Publisher License Agreement  (the “Amendment”) between Microsoft and THQ Inc. (“Registrant”).  The Amendment was effective as of March 1, 2005 and supplements the Xbox Publisher License Agreement (“PLA”) between Microsoft and the Registrant, dated as of March 20, 2001, as amended.  The Amendment extends the term of the PLA through November 15, 2007 and provides for automatic one-year renewal periods if neither party gives notice of termination within sixty (60) days prior to the end of any given term, and amends certain provisions in the PLA for Registrant’s continued manufacture and distribution of video games for the Xbox console system.  In particular, the Amendment (i) adjusts some of the royalty rates payable by Registrant to Microsoft; (ii) amends the “hits program”; and (iii) clarifies the minimum order quantities.  All other material terms and conditions remain unchanged.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but are not limited to (i) statements with respect to the Amendment; and (ii) other statements identified by words such as “anticipate”, “believe”, “expect”, “intend”, “estimate”, “may”, “could”, “project”, “potential”, “plan”, “forecast”, “future” or similar expressions. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, estimates and projections about our business and are inherently uncertain and difficult to predict. Our actual results could differ materially. The forward-looking statements contained herein speak only as of the date on which they were made, and we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THQ INC.

	By:	/s/ Edward K. Zinser
Date: March 11, 2005		Edward K. Zinser
Chief Financial Officer and Executive Vice President